EXHIBIT 99.1

Mesa Energy Holdings, Inc. Provides Test Results on the LLDSB #3 Plug-Back Recompletion in its Lake Hermitage Field

Dallas, TX, December 13, 2011: Mesa Energy Holdings, Inc. (the “Company”)(OTC: MSEH), an oil and gas exploration and production company, announced today that Mesa Energy, Inc., its wholly owned subsidiary, has successfully re-completed and put on production the LLDSB #3 well in its Lake Hermitage Field located in Plaquemines Parish, Louisiana.

The LLDSB #3 was successfully re-completed in the UL-6 Sand zone at approximately 12,753 feet. In a four hour test on a 10/64ths choke, the well flowed at a rate of 231 barrels of oil and 285 thousand cubic feet of gas per day at a stabilized flowing tubing pressure of 1,250 psi.

“This is the second in a series of recompletions and field enhancements planned in our five south Louisiana fields.  The test results for the LLDSB # 3 have significantly exceeded expectations and we are very pleased with the results,” said Randy M. Griffin, CEO of Mesa Energy Holdings, Inc. "The evaluation of a number of additional recompletion opportunities is ongoing as well as the development of several drilling prospects on our Lake Hermitage acreage.”

The Company owns 100% working interest in the Lake Hermitage Field and currently has seven wells in production and twelve wells shut-in pending evaluation. In addition, the Company is continuing to evaluate several recompletion opportunities as well as significant deep gas potential in its Valentine Field in Lafourche Parish, Louisiana.

“The successful recompletion of the LLDSB # 3 and # 4 wells in the Lake Hermitage Field and the resulting increase in production is a great way to end the year. We anticipate significant growth in revenue and reserves in these fields in 2012 and will continue to provide updates as new information warrants,” added Griffin.

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented Exploration and Production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the acquisition and enhancement of high quality producing properties and the development of highly diversified developmental drilling opportunities.  The company currently owns producing oil properties in Plaquemines and Lafourche Parishes in Louisiana as well as developmental properties in Wyoming County, NY.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements.  These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements.  Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.  Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices.  Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release.  We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.  Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact Information
Mesa Energy Holdings, Inc.
IR@mesaenergy.us
Ph: 972-490-9595Contact Information
Mesa Energy Holdings, Inc.
IR@mesaenergy.us
Ph: 972-490-9595